Exhibit 99.1

Polaris Reports Record Third Quarter 2011 Results; 26% Sales Growth Drove EPS Increase of 38%

Company Increases Full Year 2011 Guidance

Third Quarter Highlights:

  Net income increased 43% to a record $67.6 million, or a record $0.95 per diluted share.
  All product lines and geographic regions experienced sales growth during the third quarter.
  Gross profit margin percentage increased 230 basis points to 28.3%.
  During the third quarter, the Board of Directors declared a two-for-one split of the Company’s outstanding shares of common stock.
  Raising guidance for full year 2011 earnings to a range of $3.10 to $3.16 per diluted share, a 45% to 48% increase over full year 2010 based on expected full year 2011 sales growth of 30% to 32%.

MINNEAPOLIS--(BUSINESS WIRE)--October 18, 2011--Polaris Industries Inc. (NYSE: PII) today reported record third quarter net income of $67.6 million, or $0.95 per diluted share, for the quarter ended September 30, 2011, up 43 percent and 38 percent, respectively, from the prior year’s third quarter net income of $47.2 million, or $0.69 per diluted share. Sales for the third quarter 2011 totaled a record $729.9 million, an increase of 26 percent from last year’s third quarter sales of $580.1 million.

Scott Wine, Polaris’ Chief Executive Officer, stated that “Despite challenging economic conditions, we are pleased to report another record quarter of sales, net income and earnings per share. I am exceptionally proud of how the Polaris team continued to drive growth and productivity in the third quarter. Each of our businesses experienced strong sales growth in the period, primarily driven by sustained market share gains. North American consumer retail demand for Polaris products remains vital, increasing 16 percent. We also once again improved our profitability, with healthy gross profit margin and net income margin increases when compared to last year.”

“I am also pleased to report that our Monterrey, Mexico manufacturing facility shipped their 10,000th side-by-side product in the quarter, marking an important milestone while demonstrating the schedule fidelity and focus on quality that is a cornerstone of Polaris operations. Additionally, integration of Global Electric Motorcars (GEM) and Indian Motorcycle Company is progressing according to plan, providing us with exciting new growth platforms.”

2011 Business Outlook

The Company is increasing its previously issued sales and earnings guidance and now expects full year 2011 earnings in the range of $3.10 to $3.16 per diluted share, an increase of 45 to 48 percent over full year 2010 earnings of $2.14 per diluted share. Full year 2011 sales are now expected to grow in the range of 30 to 32 percent from 2010.

Wine noted, “Given our year-to-date results, the positive momentum exhibited by our businesses, and the strong performance of our 2012 model year products introduced earlier this year, we are raising our full year 2011 sales and earnings expectations. We expect 2011 will be a record year for Polaris, demonstrating our commitment to making growth happen in spite of adverse economic conditions.

“Looking ahead to 2012, we expect the overall economic climate to remain challenging. However, we believe our business is well positioned to offset these headwinds, as we continue to execute our successful long-term strategy, invest in product innovation, and seize additional opportunities to sustain our momentum. While our current success means the sales and earnings comparisons will be much tougher in 2012, at this early stage we expect to have another year of increasing sales, net income and earnings per share.”

Third Quarter Performance Summary (in thousands except per share data)

	Three Months ended September 30,			Nine Months ended September 30,
Product line sales	2011	2010	Change	2011	2010	Change
Off-Road Vehicles	$486,243	$389,349	25%	$1,356,566	$981,823	38%
Snowmobiles	95,102	77,285	23%	110,865	84,804	31%
On-Road Vehicles	35,655	20,137	77%	111,449	60,984	83%
Parts, Garments & Accessories	112,861	93,311	21%	296,100	245,086	21%
Total Sales	$729,861	$580,082	+26%	$1,874,980	$1,372,697	+37%

Gross profit	$206,836	$150,699	+37%	$536,275	$358,697	+50%
Gross profit as a % of sales	28.3%	26.0%	+230 bpts	28.6%	26.1%	+250 bpts

Operating expenses	$102,873	$87,139	+18%	$296,620	$228,759	+30%
Operating expenses as a % of sales	14.1%	15.0%	-90 bpts	15.8%	16.7%	-90 bpts

Operating Income	$110,290	$67,696	+63%	$256,794	$142,575	+80%
Operating Income as a % of sales	15.1%	11.7%	+340 bpts	13.7%	10.4%	+330 bpts

Net Income	$67,637	$47,221	+43%	$163,676	$92,616	+77%
Net income as a % of sales	9.3%	8.1%	+120 bpts	8.7%	6.7%	+200 bpts

Diluted Net Income per share	$0.95	$0.69	+38%	$2.30	$1.36	+69%

Summary of Operations

Off-Road Vehicle (“ORV”) sales, comprised of all-terrain vehicles (“ATVs”) and RANGER™ side-by-side vehicles, increased 25 percent year-over-year, to $486.2 million, during the third quarter 2011. This increase reflects significant North American market share gains for both ATVs and side-by-side vehicles. North American ORV unit retail sales from dealers to consumers for the 2011 third quarter were up low-teens percent year-over-year, with side-by-side vehicle consumer retail sales climbing significantly and ATV consumer retail sales down mid-single digits percent. As a result of consistently strong demand for Polaris products, North American ORV dealer inventories were up modestly compared to the third quarter of 2010, as higher side-by-side vehicle dealer inventory was largely offset by lower ATV dealer inventory. Polaris sales of ORVs outside of North America increased 59 percent compared to the third quarter 2010.

Snowmobile sales for third quarter 2011 were $95.1 million, an increase of 23 percent over third quarter 2010. These results reflect significantly reduced snowmobile dealer inventory levels entering the 2011 - 2012 selling season compared to the prior year, as well as the benefit of more higher priced snowmobiles shipping during the 2011 third quarter than in third quarter 2010.

On-Road Vehicle sales totaled $35.7 million, 77 percent higher than the same period in 2010, primarily due to Victory motorcycle sales increases. Sales of On-Road Vehicles to customers outside of North America increased 74 percent compared to the prior year’s third quarter. Third quarter North American heavyweight cruiser and touring motorcycle industry retail sales were up mid-single digits percent over the prior year’s third quarter, while Victory unit retail sales in North America increased upper-teens percent during the same period. In addition, a modest amount of On-Road vehicle sales related to the GEM and Indian Motorcycle Company acquisitions were recorded in the third quarter 2011.

Parts, Garments, and Accessories (“PG&A”) sales increased 21 percent during the third quarter 2011 to $112.9 million compared to the same period last year, with PG&A sales increasing across all businesses and geographies. During the 2011 third quarter the Company introduced over 200 new accessories and garments to the PG&A product line for the 2012 model year.

International sales totaled $97.9 million for the 2011 third quarter, a 59 percent increase over the same period in 2010. All regions and product lines experienced growth during the quarter driven by higher volume, and increased sales of higher priced side-by-side vehicles and motorcycles. Year-to-date, international sales totaled $293.2 million, an increase of 37 percent over the same period last year.

Gross profit was 28.3 percent of sales for the third quarter of 2011, up 230 basis points from 26.0 percent for the third quarter of 2010. Gross profit dollars increased 37 percent to $206.8 million for the third quarter of 2011, compared to $150.7 million for the third quarter of 2010. Continued product cost reduction efforts, production efficiencies on increased volumes, and higher selling prices were the most significant factors in this increase, partially offset by increasing commodity costs and unfavorable currency movements.

Operating expenses for third quarter 2011 decreased 90 basis points, as a percent of sales, to 14.1 percent of sales compared to 15.0 percent of sales for the same period last year as we gain leverage from the sales increases. Operating expenses in absolute dollars for the third quarter of 2011 increased 18 percent to $102.9 million compared to $87.1 million last year primarily due to continued investments in future growth opportunities and acquisition integration. This was offset somewhat by lower share-based incentive compensation plan expenses in the third quarter 2011, primarily as a result of the lower stock price at September 30, 2011 than a quarter ago.

Income from financial services increased to $6.3 million during third quarter 2011 from $4.1 million in the third quarter of 2010, primarily due to increased profitability generated from the retail credit portfolios with GE, HSBC, and Sheffield.

Non-operating other expense was $5.5 million in the third quarter of 2011, as compared to $1.5 million of income in the third quarter of 2010. The decrease in profitability was the result of foreign currency exchange rate movements and the resulting effects on foreign currency transactions related to the Company’s foreign subsidiaries.

Financial Position and Cash Flow

Net cash provided by operating activities increased 26 percent to $198.1 million for the year-to-date period ended September 30, 2011 compared to $156.9 million for the same period in 2010. The increase was driven by higher net income; partially offset by an increased investment in working capital, in particular factory inventory levels supporting business growth. Total long-term debt at September 30, 2011 was $100.0 million compared to $200.0 million a year ago. The Company’s debt-to-total capital ratio was 17 percent at September 30, 2011, compared to 40 percent for the same period in 2010. Cash and cash equivalents were $335.7 million at September 30, 2011 compared to $264.5 million for the same period in 2010.

2-for-1 stock split completed during the quarter

During the 2011 third quarter, the Board of Directors declared a two-for-one split of the Company’s outstanding shares of common stock. On September 12, 2011 Polaris shareholders received one additional share of common stock for each share they held of record at the close of business on September 2, 2011. All share and per share information for all periods presented have been adjusted to give effect to the stock split.

Conference Call and Webcast Presentation

Today at 10:00 AM (CT) Polaris Industries Inc. will host a conference call and webcast to discuss its 2011 third quarter earnings results released this morning. The call will be hosted by Scott Wine, CEO, Bennett Morgan, President and COO, and Mike Malone, Vice President―Finance and CFO. A slide presentation and link to the audio webcast will be posted on the Investor Relations page of the Polaris web site at www.polarisindustries.com/irhome approximately 30 minutes before the conference call begins.

To listen to the conference call by phone, dial 800-374-6475 in the U.S. and Canada, or 973-200-3967 internationally. The Conference ID is # 75875515.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 internationally.

About Polaris

With annual 2010 sales of $1.99 billion, Polaris designs, engineers, manufactures and markets innovative, high quality off-road vehicles (ORVs), including all-terrain vehicles (ATVs) and the Polaris RANGER® for recreational and utility use, snowmobiles, motorcycles and on-road electric powered vehicles.

Polaris is a recognized leader in the powersports industry, among the global sales leaders for both snowmobiles and off-road vehicles. The Company has established a presence in the heavyweight cruiser and touring motorcycle market with Victory motorcycles and the acquisition of Indian Motorcycle Company. Additionally, Polaris continues to invest in the global on-road low speed vehicle industry with internally developed vehicles and the acquisition of Global Electric Motorcars (GEM). Polaris enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Mid-Cap 400 stock price index.

Information about the complete line of Polaris products, apparel and vehicles accessories are available from authorized Polaris dealers or anytime at www.polarisindustries.com.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2011 and 2012 sales, shipments, net income, net income per share, manufacturing realignment transition costs and savings in logistical and production costs, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations realignment initiatives, product offerings, promotional activities and pricing strategies by competitors; acquisition integration costs; warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	For Three Months Ended September 30,		For Nine Months Ended September 30,
	2011	2010	2011	2010
Sales	$729,861	$580,082	$1,874,980	$1,372,697

Cost of Sales	523,025	429,383	1,338,705	1,014,000
Gross profit	206,836	150,699	536,275	358,697
Operating expenses
Selling and marketing	49,074	38,118	129,740	102,380
Research and development	25,750	22,257	74,248	59,507
General and administrative	28,049	26,764	92,632	66,872
Total operating expenses	102,873	87,139	296,620	228,759

Income from financial services	6,327	4,136	17,139	12,637
Operating Income	110,290	67,696	256,794	142,575

Non-operating Expense (Income):
Interest expense	1,270	721	2,766	2,149

(Gain) on securities held for sale, net	-	(1,594)	-	(825)
Other expense (income), net	5,480	(1,482)	3,921	1,016
Income before income taxes	103,540	70,051	250,107	140,235

Provision for Income Taxes	35,903	22,830	86,431	47,619
Net Income	$67,637	$47,221	163,676	92,616

Basic Net Income per share	$0.98	$0.71	$2.38	$1.39
Diluted Net Income per share	$0.95	$0.69	$2.30	$1.36
Weighted average shares outstanding:

Basic	68,937	66,811	68,761	66,487
Diluted	71,289	68,753	71,056	68,250

Note: Shares outstanding and per share data have been adjusted to give effect to the two-for-one- stock split declared on July 20, 2011 and paid on September 12, 2011 to shareholders of record on September 2, 2011.

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

Subject to Reclassification	September 30, 2011	September 30, 2010

Assets
Current Assets:
Cash and cash equivalents	$335,747	$264,511
Trade receivables, net	108,889	98,151
Inventories, net	338,285	279,778
Prepaid expenses and other	37,762	17,443
Income taxes receivable	9,037	-
Deferred tax assets	62,269	68,696
Total current assets	891,989	728,579

Property and equipment, net	198,018	180,936
Investments in finance affiliate	37,273	33,479
Investments in manufacturing affiliates	882	1,183
Deferred tax assets	10,240	-
Goodwill and other intangible assets, net	59,658	27,880
Total Assets	$1,198,060	$972,057

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$187,780	$138,044
Accrued expenses:
Compensation	160,414	92,382
Warranties	36,724	29,602
Sales promotions and incentives	80,234	83,420
Dealer holdback	61,196	55,029
Other	66,189	50,463
Income taxes payable	1,598	4,559
Current liabilities of discontinued operations	1,550	1,850
Total current liabilities	595,685	455,349

Long term income taxes payable	7,156	4,045
Deferred income taxes	-	14,748
Long-term debt	100,000	200,000
Total liabilities	702,841	674,142

Shareholders’ Equity:
Total shareholders’ equity	495,219	297,915
Total Liabilities and Shareholders’ Equity	$1,198,060	$972,057

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

Subject to Reclassification	For the Nine Months Ended September 30,
	2011	2010
Operating Activities:
Net income	$163,676	$92,616
Adjustments to reconcile net income to net cash provided by operating activities:
Noncash valuation adjustments on securities held for sale	-	(825)
Depreciation and amortization	50,692	49,616
Noncash compensation	14,815	13,460
Noncash income from financial services	(3,398)	(3,313)
Noncash loss from manufacturing affiliates	127	1,203
Deferred income taxes	(6,404)	(4,423)
Changes in current operating items:
Trade receivables	(17,563)	(7,745)
Inventories	(96,474)	(100,463)
Accounts payable	73,207	62,387
Accrued expenses	27,243	52,031
Income taxes payable/receivable	(8,542)	(3,086)
Prepaid expenses and others, net	700	5,455
Net cash provided by operating activities	198,079	156,913

Investing Activities:
Purchase of property and equipment	(62,474)	(35,040)
Investments in finance affiliate, net	3,294	11,166
Proceeds from sale of investments	-	9,601
Acquisition of businesses, net of cash acquired	(27,960)	(2,500)
Net cash used for investing activities	(87,140)	(16,773)

Financing Activities:
Borrowings under senior notes	100,000	-
Repayments under credit agreement	(200,000)	-
Repurchase and retirement of common shares	(62,462)	(27,486)
Cash dividends to shareholders	(46,147)	(39,538)
Tax effect of proceeds from share-based compensation exercises	13,361	7,502
Proceeds from stock issuances under employee plans	28,005	43,653
Net cash used for financing activities	(167,243)	(15,869)

Impact of currency exchange rates on cash balances	(1,876)	-

Net (decrease) increase in cash and cash equivalents	(58,180)	124,271

Cash and cash equivalents at beginning of period	393,927	140,240

Cash and cash equivalents at end of period	$335,747	$264,511

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500